Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-147186, 333-202141 and 333-222002) of Navios Maritime Holdings Inc. of our report dated April 5, 2018 related to the financial statements of Navios Maritime Acquisition Corporation, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

April 13, 2018